Exhibit 10.12

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is entered into this 27th day of December, 2001 by and between PLANTEX USA, Inc., a corporation organized under the laws of the State of New Jersey with offices at 482 Hudson Terrace, Englewood Cliffs, New Jersey 07632 (“PLANTEX”) and D-NOVO Therapeutics, Inc., a corporation organized under the laws of the State of Delaware with offices at 28202 Cabot Road, Suite 200, Laguna Niguel, California 92677 (“D-NOVO”).

WITNESSETH

WHEREAS, the parties wish to enter into an agreement pursuant to which PLANTEX (or an Affiliate thereof) will supply D-NOVO Active Pharmaceutical Ingredients (“API”) (as defined below) for the Finished Product (as defined below) and D-NOVO (including Affiliates thereof and their respective licensees and contract manufacturing vendors, if any) will purchase from PLANTEX requirements as set forth below, of API used in the manufacture of Finished Product.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	DEFINITIONS

The following words and phrases shall, for purposes of this Agreement, have the following meanings (with any term or phrase referred to below, or defined elsewhere in this Agreement, in the singular to include the plural and vice versa as the context requires):

“Action” shall mean any suit, action, investigation (governmental or otherwise), claim or proceeding initiated or filed against a party to this Agreement, which results in or could result in a Loss or Losses for which indemnification is required by the other party under Article 13 below.

“Active Pharmaceutical Ingredients” or “API” shall mean bulk, unformulated Calcitriol.

“Affiliate” of any party shall mean any Person that is controlled by, controls, or is under common control with such party. For this purpose, “control” of a corporation or other business entity shall mean the direct or indirect beneficial ownership of more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity.

“Agreement” shall mean this Agreement as it is amended from time to time in the manner provided herein.

“ANDA” shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

“Approval” shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the marketing of Finished Products in the relevant country in the Territory.

“cGMP” shall mean current good manufacturing practices as set forth in regulations issued by the FDA from time to time.

“Contract Year” shall mean the twelve (12) month period measured from a specific date or event.

“DMFs” shall mean the drug master files covering the analysis and manufacture of the API, comprising any and all technical information in the possession of PLANTEX (or an Affiliate thereof), including, without limitation, analytical methods, stability and pharmaceutical data, impurities, and manufacturing processes with respect to the API.

“Effective Date” shall mean December 27th, 2001.

“Finished Products” or “Finished Product” shall mean such pharmaceutical products developed and/or marketed by D-NOVO for the treatment and/or prevention of any cancer containing API as shall receive Approval for marketing by a Regulatory Authority.

“FDA” shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

“FFDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1934, as amended from time to time, and the regulations promulgated pursuant thereto, or any successor statute adopted to replace such act.

“Indemnified Party” shall mean the party to this Agreement entitled to be indemnified by the Indemnifying Party against a Loss or Losses pursuant to Article 13 below.

“Initial Launch” means the date on which D-NOVO (or any of its Affiliates or their respective licensees, if any) makes its first commercial sale in the Territory of any Finished Product to an unaffiliated third party.

“Loss” or “Losses” shall mean any liability, loss, costs, damage or expense, including reasonable attorneys’ fees and expenses, incurred or suffered by a party to this Agreement, except for consequential damages, for which indemnification is required under Article 13 below.

“Manufacture” and “manufacturing” and other forms of such word or phrase shall refer to the manufacturing, handling, packaging, storage and/or disposal of the API and the raw materials and components used in connection therewith.

“NDA” means a New Drug Application filed with the FDA pursuant to its rules and regulations.

“Party” or “Parties”, when referring to the parties to this Agreement shall mean and include PLANTEX and D-NOVO, or each of them individually.

“Person” shall mean any individual, partnership, association, corporation, trust or legal person or entity.

“Regulatory Authority” shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and or market Finished Products in the relevant country of the Territory.

“Territory” shall mean worldwide.

2.	TERM

The initial term of this Agreement shall begin on the date hereof and unless terminated in the manner provided in Article 14 hereof, shall expire upon the expiration of the greater of (i) ten (10) Contract Years from the date hereof or (ii) the tenth (10th) anniversary of the date occurring prior to the tenth anniversary of the date hereof that D-NOVO receives marketing approval for Finished Product from the FDA (“Initial Term”). D-NOVO shall notify PLANTEX in writing within five (5) days following receipt of such marketing approval. This Agreement shall be automatically extended upon the same terms and conditions for successive two (2) year periods (“ Renewal Term”) unless either Party shall have provided notice of its intent not to renew this Agreement not less than one (1) year prior to expiration of the Initial Term or any Renewal Term then in effect. For purposes of this Agreement “Term” shall refer collectively to the Initial Term and the Renewal Terms, unless the context otherwise requires.

3.	SCOPE OF THE AGREEMENT

This Agreement shall apply to purchases during the Term by D-NOVO (and its Affiliates and their respective licensees and contract manufacturing vendors, if any) of API and their respective, direct or indirect, successors and permitted assigns, for the development, commercialization, distribution and sale of Finished Product in the Territory.

4.	DEVELOPMENT EFFORT

D-NOVO agrees at its sole cost and expense to use its best efforts to obtain Approval to market Finished Product in such countries in the Territory as shall be reasonably determined by D-NOVO, except that D-NOVO shall use its best efforts to obtain FDA Approval to market Finished Product in the United States based upon a NDA or ANDA, as shall be determined by D-NOVO. In connection with such FDA Approval, D-NOVO shall at its sole cost and expense conduct all tests and studies reasonably required to enable D-NOVO to apply for, obtain and maintain FDA Approval for Finished Product. In connection with the development of Finished Product and securing any Approvals, D-NOVO agrees, on behalf of itself, its Affiliates and their respective licensees or contract manufacturing vendors, if any, to use only API obtained from PLANTEX (or its Affiliates) and purchase all of their respective requirements of API from PLANTEX (or its Affiliates). Upon the execution and delivery of this Agreement, PLANTEX shall provide and deliver to D-NOVO without charge two grams (2 gms.) of API. Thereafter, D-NOVO shall be charged [*] dollars ($[*]) per gram for Developmental Orders (as herein defined) of API sold hereunder and such price shall not be subject to increase or decrease. As used herein, “Developmental Orders” means orders placed prior to Approval by a Regulatory

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Authority and not in connection with commercial production in connection with commercial launch following any such Approval. All Developmental Orders shall be minimum noncancellable orders for quantities of not less than [*] grams each. Each of the Developmental Orders shall be deliverable over periods not exceeding twelve (12) months, in partial shipments of not less than [*] grams each.

5.	COMMERCIAL SUPPLY

5.1 D-NOVO Purchases. D-Novo covenants and agrees for and on behalf of itself, its Affiliates and their respective licensees and contract manufacturing vendors, if any, to purchase all requirements for API used by any of them in connection with the manufacture, sale and distribution of Finished Products within the Territory shall be purchased from PLANTEX (or its Affiliates as shall be designated by PLANTEX). Any license or contract manufacturing agreement for the benefit of D-NOVO or any Affiliate thereof, shall contain a provision requiring such licensee or contract manufacturer to purchase from PLANTEX (or its Affiliate as shall be designated by PLANTEX) all of their respective requirements of API used by such party in connection with the manufacture, sale or distribution of Finished Product upon the terms and conditions applicable to purchases hereunder by D-NOVO. Any such license or contract manufacturing agreement shall make specific reference to this Agreement and state with affirmative language that PLANTEX shall have the rights of a third party beneficiary with respect to such Agreement.

5.2 Exception. During any period in which PLANTEX, for any reason, including, but not limited to force majeure as provided for in Section 15, fails to supply, is unable to supply or anticipates that it will not supply, the quantities of API to D-NOVO included within any Firm Purchase Order (as defined below) or any other purchase order confirmed in writing by PLANTEX, D-NOVO shall be free to fill such specific purchase order for API (or any unfilled portion) from an alternative source. This shall be the sole remedy for D-NOVO in the event that PLANTEX advises that it is unable to supply API. PLANTEX shall notify D-NOVO promptly upon becoming aware of any facts or circumstances which causes it to believe that it will be unable to meet shipment obligations hereunder.

5.3 Sole Supply. PLANTEX shall not supply API to any other entity during the Term of this Agreement for use in the field of the treatment and/or prevention of any cancer, except for a pharmaceutical product that in the reasonable judgment of D-NOVO shall not be in direct competition with D-NOVO’s approved NDA Product, such determination to be made by D-NOVO promptly following the written request therefore by PLANTEX.

5.4 Specifications. PLANTEX shall provide with each shipment of API a certificate of analysis. PLANTEX (or an Affiliate thereof) shall file and maintain a valid DMF for the API with the FDA, which is in full compliance with FDA requirements for DMFs. Provided that D-NOVO is not in material breach of its obligations hereunder, D-NOVO shall have the right to reference PLANTEX’s DMF for API in any drug application seeking Approval for Finished Product from a Regulatory Authority.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All API shall be manufactured in accordance with cGMP and shall meet the specifications set forth in Schedule A annexed to this Agreement.

5.5 Forecasts and Purchase Orders. Prior to Approval, D-NOVO will provide PLANTEX with a [*] month rolling forecast of its requirements by calendar quarter for API. Such rolling forecasts shall be delivered to PLANTEX by or on the fifteenth (15th) day of each calendar quarter during the Term of this Agreement. Notwithstanding the foregoing, D-NOVO’s initial [*] month forecast following Approval shall be provided to PLANTEX within ninety (90) days prior to the anticipated date determined in good faith by D-NOVO for FDA Approval of Finished Product. The first calendar quarter of each [*] month rolling forecast shall be binding on PLANTEX and D-NOVO and shall constitute a firm purchase order (“Firm Purchase Order”) for the API indicated for such calendar quarter. PLANTEX shall supply D-NOVO with (i) the quantities set forth on each such Firm Purchase Order and (ii) such additional amounts that D-NOVO may order in excess of its forecasted amounts constituting Firm Purchase Orders hereunder, provided that PLANTEX shall have confirmed and accepted such additional orders within thirty (30) days of PLANTEX’s receipt of any such additional purchase order. PLANTEX agrees to use reasonable commercial efforts to meet any such additional orders. In the event that PLANTEX determines for any reason (other than force majeure as provided for in Section 15) to discontinue the manufacture of API, PLANTEX shall have the right to terminate its delivery obligations hereunder upon the giving to D-NOVO not less than [*] months prior written notice. The terms and conditions of this Agreement shall apply to all purchase orders issued hereunder, and, if any terms or conditions contained in such purchase orders shall conflict with any terms and conditions contained herein, the terms of this Agreement shall control. No additional terms or conditions set forth in any such purchase order (other than the quantities and delivery dates set forth therein and conforming to the provisions of this Agreement) shall be binding upon PLANTEX, unless agreed to in writing by PLANTEX. Any additional terms therein contained shall be deemed to be a proposed offer of amended terms that shall be deemed objected to by PLANTEX and of no force and effect, notwithstanding any action or inaction by PLANTEX other than its express written approval of such additional terms.

5.6 Capacity. PLANTEX covenants to maintain capacity to manufacture on an annualized basis [*] percent ([*]%) of the forecasted requirements of API set forth in any [*] month forecast submitted by D-NOVO in accordance with this Agreement, provided that the forecasted amount does not exceed the forecasted amount for the preceding year by [*] percent ([*]%) or more. Additionally, following FDA Approval of Finished Product and continuing for the Term, PLANTEX shall maintain in inventory a six (6) month supply of API, based upon D-NOVO’s then current forecasted amount. In order to further secure a supply of API hereunder, PLANTEX shall develop a production contingency plan (which plan shall be presented to D-NOVO for its approval, which approval shall not be unreasonably withheld) designed to relocate the API site listed in the DMF for API or utilize an additional site in the event that PLANTEX makes a good faith determination that it is necessary to relocate such site or to utilize an additional site in order to meet D-NOVO’s requirements of API.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Such plan shall contemplate completion of relocation and securing necessary regulatory approvals within [*] of the determination by PLANTEX that such relocation was required. In the event that relocation has not been completed within such [*] period, D-NOVO’s sole remedy shall be to terminate this Agreement.

5.7 Recordkeepinq. D-NOVO shall keep and maintain or cause to be maintained books and records, pertaining to the use of API by D-NOVO and its Affiliates and their respective licensees or contract manufacturing vendors, if any, in the manufacture sale or distribution of Finished Products within the Territory, sufficient to enable PLANTEX to verify and confirm compliance by D-NOVO with the terms and conditions of this Agreement, including, without limitation, the purchase of all requirements obligations provided for in this Agreement. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles consistently applied. D-NOVO shall permit an independent accounting firm selected by PLANTEX and acceptable to D-NOVO, at reasonable times and upon reasonable notice, to have access during normal business hours to the books and records of D-NOVO (and its Affiliates) as may be necessary to verify and confirm compliance with the terms of this Section 5.7. The costs of any such examination shall be borne by PLANTEX unless it shall be determined that the quotient, q/r, expressed as a percentage, is less than ninety-seven percent (97%), when (q) equals the aggregate quantities expressed in kilograms of API purchased from PLANTEX (or its Affiliates) by D-NOVO and its Affiliates, and their respective licensees or contract manufacturing vendors if any, for use in the manufacture, sale or distribution of Finished Product in the Territory, and (r) equals the aggregate quantities expressed in kilograms of API purchased from all sources by D-NOVO and its Affiliates and their respective licensees and contract manufacturing vendors, if any, for use in the manufacture, sale or distribution of Finished Product in the Territory, in which event D-NOVO shall reimburse PLANTEX all reasonable costs and expenses of such examination. PLANTEX shall keep and maintain or cause to be maintained books and records pertaining to the manufacture of API for at least five (5) years or as required by law, whichever is longer.

6.	PRICE; PAYMENTS; DELIVERY

6.1 Price.

6.1.1 The price payable to PLANTEX hereunder for API shall be [*] dollars ($[*]) per gram. During development of the Finished Product, PLANTEX agrees not to increase the price of API with respect to developmental quantities. At such time as D-NOVO receives FDA approval to market Finished Product, PLANTEX shall have the right to reevaluate the contract price for commercial quantities of API based upon its documented investment in the development of this product and D-NOVO and PLANTEX agrees to negotiate in good faith an increase in the price per gram based thereon. Notwithstanding the foregoing, provided that D-

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NOVO purchases not less than [*] grams of API in the first Contract Year following Approval by a Regulatory Authority and in each Contract Year after the second anniversary of such Approval, the maximum price payable for API hereunder shall be [*] dollars ($[*]) per gram, except that such pricing may be adjusted upwards for changes in the Consumer Price Index as follows: after the first anniversary of this Agreement, prices charged following Approval by a Regulatory Authority in any Contract Year following the date hereof shall be determined by multiplying the price of [*] dollars ($[*]) per gram by a fraction x/y, when (x) shall equal the Current Index (as herein defined) and (y) equals the Base Index (as herein defined). As used herein the Current Index shall be the consumer price index (1984=100) for all U.S. urban wage earners and clerical workers for the first day of the calendar month proceeding the first day of each such Contract Year herein. The Base Index shall be the consumer price index (1984=100) for all U.S. urban wage earners and clerical workers for the month of November 2001. Commencing with the third anniversary of the Effective Date, once, during each Contract Year thereafter, PLANTEX agrees to negotiate in good faith a price adjustment provided that D-NOVO can demonstrate that API is otherwise available, upon comparable terms and conditions as provided for herein, from an alternative supplier (other than D-NOVO or any Affiliate thereof) holding an approved FDA DMF and offering such API at a price that is more than [*] ([*]%) below the price offered by PLANTEX herein. D-NOVO shall be relieved of the requirements purchase obligations set forth in Section 5.1 of this Agreement and PLANTEX shall not be subject to the sole supply provisions set forth in Section 5.3 of this Agreement for such Contract Year or any subsequent Contract Year if, despite such good faith negotiations, D-NOVO and PLANTEX are unable to reach a mutually satisfactory price within forty-five (45) days of the date on which D-NOVO notifies PLANTEX of such pricing availability. Nothing contained herein to the contrary shall require PLANTEX to supply API at the pricing offered by any third party supplier. Additionally, PLANTEX and D-NOVO agree that they shall from time to time during the Term of this Agreement negotiate in good faith reductions in the price payable per gram based on (i) D-NOVO purchases of quantities of API in excess of [*] grams in a Contract Year) or (ii) a significant reduction in PLANTEX’s costs to manufacture API. Following the date of Initial Launch, PLANTEX shall give D-NOVO prompt notice of any significant reduction in PLANTEX’s costs to manufacture API. Such reduction shall initially be determined based on PLANTEX’s costs to manufacture API as of the date of Initial Launch. PLANTEX’s costs to manufacture API shall be determined from year to year on a consistent basis and in accordance with PLANTEX’s standard accounting practices. For purposes hereof, a “significant reduction” shall mean a reduction of [*] percent ([*]%) or more, calculated on a cumulative basis (i.e., the reduction may occur over a period of greater than one (1) year). On each anniversary of the Effective Date, PLANTEX shall give D-NOVO notice of PLANTEX’s costs to manufacture API as of such date.

6.1.2 The prices hereunder are F.O.B. PLANTEX’s facilities in New Jersey.

6.2 Payments. D-NOVO shall pay all invoices net within thirty days (30) days of invoice date by bank wire transfer, by automated clearinghouse (electronic funds transfer) or by such other means as the parties may otherwise agree of United States Dollars in the requisite

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amount to such bank account as PLANTEX may from time to time designate. In the event that D-NOVO is delinquent in payment of invoices hereunder beyond the terms granted, PLANTEX, in its discretion, may suspend further shipments of API. Amounts not paid when due shall accrue interest payable at the rate of twelve percent (12%) per annum, not to exceed the maximum rate of interest permitted by law. Any such interest charges shall be due and payable on demand.

6.3 Delivery; Risk of Loss. Delivery of all API sold by PLANTEX to D-NOVO hereunder shall be made, and title thereto and risk of loss thereof shall pass, to D-NOVO upon receipt of the API by D-NOVO at D-NOVO’s facility.

7.	INTENTIONALLY LEFT BLANK

8.	WARRANTIES; ACCEPTANCE AND CLAIMS

8.1 Limited API Warranty. PLANTEX represents and warrants to D-NOVO that at the time of sale and delivery of API hereunder by PLANTEX, (i) that the API manufactured and supplied will conform to the applicable specifications for API set forth on Schedule A hereto, (ii) will have been manufactured, stored and packaged for shipment in accordance with cGMP in effect at the time thereof, and also in accordance with applicable laws, regulations and policies, including, but not limited to those of the FDA; (iii) will not be adulterated or misbranded by PLANTEX or any other PLANTEX Affiliate within the meaning of the FFDCA, and (iv) will be free from defects. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2 Notification of Defects. All API shall be received subject to D-NOVO’s inspection and may be rejected if any such API fails to be delivered in the condition warranted. D-NOVO shall be deemed to have accepted each order of API if PLANTEX does not receive written notice to the contrary as set forth in this Section 8.2. D-NOVO shall notify PLANTEX in writing within forty five (45) working days after delivery to D-NOVO of any non-conforming API containing obvious defects discoverable without affecting the integrity of the API’s packaging and will notify PLANTEX of nonconformity within thirty (30) working days from its discovery at any time of any latent defects, or D-NOVO’s rights as to such obvious or latent non-conformance shall be waived. At PLANTEX’s request, D-NOVO shall promptly supply either samples of the API that are allegedly defective or some other evidence of deficiency that PLANTEX shall specify. If there is a disagreement between the Parties as to whether any API conforms to specifications, then samples and/or batch records, as appropriate, from the batch that is in dispute promptly will be submitted for testing and evaluation to an independent testing laboratory as shall be agreed to in writing by both Parties. The determination of such independent testing laboratory shall be binding upon the parties. If it is determined that the nonconformity is due to damage to API (a) caused by D-NOVO or its agents or (b) which occurs subsequent to delivery of such API to D-NOVO, PLANTEX shall have no liability to D-NOVO with respect to such nonconformity and the cost of any testing and evaluation by such testing laboratory shall be borne by D-NOVO. If the nonconformity is caused by PLANTEX, then PLANTEX shall credit D-NOVO’s account for the price invoiced for such nonconforming API

(or if payment therefor has previously been made by D-NOVO, pay D-NOVO the amount of such credit or offset the amount thereof against other amounts then due to PLANTEX.

8.3 Notification. PLANTEX shall notify D-NOVO immediately in the event it discovers facts or circumstances that could adversely affect the API’s conformance to specifications.

8.4 Returns. PLANTEX shall accept for return and replacement any API manufactured and supplied to D-NOVO under this Agreement which does not conform with the warranty set forth above and for which proper notice has been given, provided D-NOVO obtains prior shipping authorization from PLANTEX. This shall be D-NOVO’s sole remedy for claims that any API failed to comply with the warranties provided in Section 8.1 herein. All returns of API with obvious defects shall be in the original manufactured condition. PLANTEX will pay reasonable return freight and shipping charges, but D-NOVO shall assume the risk of loss in transit associated with such returns.

9.	DEBARMENT

Each party represents and warrants to the other that neither it nor any of its officers, directors, or employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code Sec. 306 (a) and (b). In the event that either party, or any of its officers, directors, or employees performing services under this Agreement, (a) becomes debarred or receives notice of action or threat of action with respect to its debarment or (b) becomes the object of any investigation or subject of any report regarding such party, or any of its officers, directors, or employees performing services under this Agreement, in connection with any activity that could result in debarment or suspension or refusal of approval, including without limitation any inspection report, warning letter, notice of opportunity for hearing in a case of debarment, or any other Justice Department, FDA or other federal or state government inquiry or action bearing on potentially illegal activities, such party shall notify the other party immediately.

10.	FDA INSPECTIONS AND COMMUNICATIONS

PLANTEX shall promptly notify D-NOVO of any FDA notices of violation or deficiency letters relating to the API. Each party shall promptly deliver to the other party all reports, data information and correspondence received by it from the FDA or any state or local authority with respect to the API (or Finished Product) and any cGMP issues relating thereto and any written response information, data or correspondence delivered by such party to the FDA at any state or local authority with respect to the API and shall cooperate to the extent reasonably requested by such other party in its response to the FDA or such other state or local authority.

11.	COMPLAINT HANDLING ADVERSE DRUG REACTION REPORTS

11.1 Complaint Handling. Except as otherwise provided below in Section 11.2, in the event that PLANTEX or D-NOVO receives any complaint, claims or adverse reaction reports regarding Finished Product, including notices from the FDA regarding any alleged regulatory non-compliance of the Finished Product, each party shall, within five (5) business days, provide the other with all information contained in the complaint, report, or notice and such additional information regarding the Finished Product as may be reasonably requested, except that notification by D-NOVO to PLANTEX shall be required only in those instances where any such complaint, claim or adverse reaction report appears to be related to API or where in the exercise of reasonable judgment D-NOVO concludes or should conclude that such report contains information that may bear upon or relate to the possibility of prospective liability on the part of PLANTEX (or any Affiliate thereof). D-NOVO and PLANTEX shall comply, at a minimum, with FDA and cGMP requirements for complaint handling.

11.2 Adverse Drug Reaction Reports. D-NOVO shall maintain a system for monitoring, investigating and following up on adverse reaction reports received by it involving the Finished Product. If either party becomes aware that the Finished Product contains a defect which could or did cause death or injury, each party shall immediately by FAX and telephone provide the other with a complete (where required by law) description of all relevant details known to such party concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to the FDA, except that notification by D-NOVO to PLANTEX shall be required only in those instances where such defect relates to or appears to relate to the API. D-NOVO will be responsible for preparing adverse drug reaction reports, administering adverse drug reaction files relating to the API and filing all such reports with FDA, at its sole expense.

12.	ACCESS TO FACILITIES

Upon reasonable notice, D-NOVO shall have the right, exercisable upon prior written notice no more frequently than on an annual basis, during normal business hours, with a maximum of two (2) persons, to inspect those areas of the facilities where API is manufactured for D-NOVO (or its Affiliates) and to review the pertinent records relating to the manufacturing, packaging and quality control of the API.

13.	INDEMNIFICATION

13.1 Indemnification. PLANTEX shall indemnify, defend, save and hold D-NOVO and each of its Affiliates, officers, directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of any material breach of any warranty or material non-fulfillment or non-performance by PLANTEX of any agreement, covenant or obligation of PLANTEX under this Agreement. PLANTEX shall not be liable hereunder for any Loss or Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

D-NOVO shall indemnify, defend, save and hold PLANTEX and each of its Affiliate, officers directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of (a) any material breach of any warranty or material non-fulfillment or non-performance by D-NOVO of any agreement, covenant or obligation of D-NOVO contained in this Agreement; (b) any actual or alleged defect in any Finished Product sold by D-NOVO or any of its Affiliates or their respective licensees, if any, not resulting from a material breach of this Agreement by PLANTEX; (c) any alleged infringement or violation of any patent, trade secret or proprietary rights used by D-NOVO or any of its Affiliates or their respective licensees or contract manufacturing vendors, if any, in manufacturing, importing or selling of Finished Product, or (d) FDA enforcement action, inspection or Finished Product recalls or market withdrawals resulting from D-NOVO’s or any of its Affiliates or their respective licenses or contract manufacturing vendors, if any, failure to manufacture Finished Product in accordance with all applicable laws, rules, orders or regulations.

13.2 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY RESULTANT, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES OR, SPECIFICALLY, CONSEQUENTIAL DAMAGES OR DAMAGE TO GOODWILL AND REPUTATION.

13.3 Survival. The terms and conditions of Section 13 shall survive any termination of this Agreement.

13.4 Indemnification Procedures. Upon the occurrence of an event that requires indemnification under this Agreement, the Indemnified Party shall give prompt written notice to the Indemnifying Party providing reasonable details of the nature of the event and basis of the indemnity claim. The Indemnifying Party shall then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such Action. The Indemnified Party shall also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any such Action provided that the Indemnifying Party shall pay the reasonable cost in doing so. If the Indemnifying Party fails within thirty (30) days after receipt of such notice (a) to notify the Indemnified Party of its intent to defend, or (b) to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding or fails to diligently continue to provide such defense after undertaking to do so, the Indemnified Party shall have the right upon ten (10) days prior written notice to the Indemnifying party to defend, settle and satisfy any such suit, action claim, investigation or proceeding and recover the costs of the same from the Indemnifying Party.

14.	TERMINATION

14.1 Termination. This Agreement shall terminate upon the occurrence of any of the following events or conditions which termination shall automatically occur where termination by a specified party is not indicated and shall occur by action of the specified party where so indicated:

(i) The expiration of the Initial Term or any Renewal Term;

(ii) The breach by either party of any provision of this Agreement which is not cured within thirty (30) days from the date of written notice delivered to the defaulting party in the case of a payment default, and within ninety (90) days from the date of such notice in all other cases, unless such breach, not involving the payment of money, is of a nature that cannot be cured within such ninety (90) day period and the breaching Party initiates the cure of such breach and proceeds diligently to remedy same provided, however, that only the aggrieved party can terminate this Agreement pursuant to this subsection (ii);

(iii) The mutual written agreement of the parties to this Agreement;

(iv) The filing of a bankruptcy petition by or against a party or the appointment of a receiver for the assets or business of a party that is not dismissed within sixty (60) days from the date of such filing or appointment;

(v) The continuation of any act of force majeure for a period of six (6) months or longer; or

(vi) Election of either party upon two (2) years prior written notice to the other party, given not earlier than the third anniversary of the FDA Approval of Finished Products.

14.2 Termination by TEVA. This Agreement may be terminated by TEVA on the giving of twelve (12) months prior written notice in the event that either (i) phase 3 Clinical Trials have not been initiated within thirty-six months following the date hereof seeking FDA Approval for Finished Product (or thereafter discontinued prior to successful completion); or (ii) FDA approval for Finished Products shall not have been obtained by D-NOVO within sixty (60) months of the date hereof.

14.3 Effect of Termination. Upon termination of this Agreement, all rights and obligations shall cease to exist except for (i) the payment of unpaid invoices due, (ii) the recovery by a party hereto of damages caused by a breach of this Agreement by the other party, and (iii) the rights and obligations of the Parties which by their express terms survive termination.

15.	FORCE MAJEURE

Except for the obligation of any party to make payments to the other party pursuant to this Agreement (which shall not be deferred or extended for any reason), neither party to this Agreement shall be responsible to the other party for any failure to perform or delay in performing if such failure or delay is due to any strike, riot, civil commotion, sabotage, embargo, war or act of God or other cause beyond its reasonable control. Neither party shall be responsible for any failure to perform or delay in performing due to inability to obtain deliveries where such inability is caused by the supplier of such party; however, it shall not be an act of force majeure where PLANTEX, at the time it received the forecasts and purchase orders from D-NOVO, failed to make its best efforts to ascertain the ability of its suppliers to make timely shipments to it, and to inform D-NOVO thereof, as required in this Agreement.

16.	CONFIDENTIALITY

16.1 Confidential Information. In carrying out the terms of this Agreement it may be necessary that one party disclose to the other certain information, which is considered by the disclosing party to be proprietary and of a confidential nature. As used herein “Confidential Information” shall mean any and all information, know-how and data, technical or non-technical concerning any finished drug product or bulk active pharmaceutical ingredient, its manufacture, marketing and sale, which is disclosed under this Agreement as set forth below and which D-NOVO or PLANTEX, as the case may be, considers to be and treats as proprietary and confidential. Confidential Information shall include, but shall not be limited to plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or bulk active pharmaceutical ingredient or its manufacture, marketing or sale.

16.2 Non-Use; Non-Disclosure. The receiving party shall not use the Confidential Information for any purpose other than for purposes of performing its obligations under this Agreement and shall divulge the information only to those of its employees and consultants who have a need to know it as a part of the receiving party’s obligations hereunder and said employees and consultants shall hold the information in confidence pursuant to this Agreement. The receiving party shall not disclose Confidential Information to any third party without the written consent of the disclosing party.

16.3 Termination; Exceptions. The obligations of confidentiality as provided herein shall terminate ten (10) years from the expiration or termination of this Agreement and shall impose no obligation upon the receiving party with respect to any portion of the received information which (i) was known to or in the possession of the receiving party prior to the disclosure, and not through a prior disclosure by the disclosing party, as documented by business records; or (ii) is or becomes publicly known through no fault attributable to the receiving party; or (iii) is provided to the receiving party from a source independent of the disclosing party which is not subject to a confidential or fiduciary relationship with the disclosing party concerning the information; or (iv) is developed by the receiving party independently of any disclosure from the disclosing party and such independent development can be properly demonstrated by the receiving party; or (v) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to the disclosure of such information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

16.4 Duties Upon Expiration or Termination. Upon expiration or earlier termination of this Agreement, the receiving party shall, as the disclosing party may direct in writing, either destroy or return to the disclosing party all Confidential Information disclosed together with all copies thereof, provided, however, the receiving party may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

16.5 Survival. The terms of this Section 16 shall survive termination of this Agreement.

17.	GENERAL PROVISIONS

17.1 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon PLANTEX, D-NOVO and their respective successors and permitted assigns. Except as set forth below, neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, except that assignments to an Affiliate of a Party may be made upon written notice thereof to the other Party, accompanied by an undertaking, in form satisfactory to the other Party, that such assigning Party shall not be released of any obligations and remain primarily liable. Any attempt to assign this Agreement in violation of the provisions set forth herein shall be deemed a default by the assigning party under this Agreement and null and void. This Agreement shall be binding upon and inure to the benefit of any Person who acquires all or substantially all of the assets of either of the Parties or otherwise acquires either of the Parties (whether by purchase of stock, merger, consolidation or otherwise) or any Person who acquires the NDA or ANDA for Finished Products (whether in a Transaction involving the purchase of assets, the transfer of stock or by operation of law).

17.2 Notices. Any notice, request, instruction or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other party’s address shown below (or any other address as either party may indicate by notice in writing to the other from time to time) (i) by hand or by prepaid registered or certified mail, return receipt requested, in either of such cases which notice shall be deemed delivered upon receipt, (ii) via telecopy, facsimile or telegram, in any of such cases which notice shall be deemed delivered upon receipt, or (iii) via nationally recognized overnight courier, in which case such notice shall be deemed delivered upon receipt. All such notices shall be deemed given when received.

If to PLANTEX:	PLANTEX USA Inc. 482 Hudson Terrace Englewood Cliffs, New Jersey 07632 Attention: President Fax-Number: 1-201-567-7994

If to D-NOVO:	D-NOVO Therapeutics, Inc. 28202 Cabot Road, Suite 200 Laguna Niguel, CA 92677 Attention: President Fax Number: 949-347-9720,

17.3 Publicity. Except to the extent required by law or deemed appropriate by legal counsel to comply with securities laws, including the furnishing of a press release and the filing of such documents and information with the Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, neither party to this Agreement shall publish, disclose or otherwise announce the existence of this Agreement or the terms hereof with out the consent of the other party, which consent shall not be unreasonably withheld.

17.4 Waiver. The failure of either party to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in, this

Agreement shall not prevent a similar subsequent act from constituting a breach of this Agreement.

17.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law.

17.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

17.7 Independence of Parties. D-NOVO and PLANTEX shall at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party, Except as otherwise stated herein, D-NOVO and PLANTEX each shall be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors, agents or employees, and each shall hold harmless and indemnify the other from any such obligations.

17.8 Entire Agreement. This Agreement contains the entire and only agreement between the parties with respect to the manufacture and sale of the API and no oral statements or representations or written matter not contained in this Agreement shall have ally force or effect. This Agreement shall not be amended or modified in any way except by writing executed by authorized representatives of both parties.

17.9 Partial Invalidity. If any portion of this Agreement is determined to be illegal or otherwise unenforceable by agreement of the parties by an arbitrator, by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, such section, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement shall continue to be in full force and effect according to the terms hereof.

17.10 Headings. The headings and captions used in this Agreement are for the convenience of reference only and shall not be construed as part of this Agreement or as a limitation on the scope of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date written at the beginning hereof.

PLANTEX USA INC.		D-NOVO THERAPEUTICS, INC.

By:	/s/ George Svokos	By:	/s/ M.J. Whitehouse M.D.
	Name: George Svokos		Name: M.J. Whitehouse M.D
	Title: President		Title: Vice President of Development